Exhibit 99.1

Michael McAdams
Manager, Investor Relations
(937) 225-3335

ROBBINS & MYERS REPORTS
FIRST QUARTER FISCAL 2005 RESULTS

DAYTON, OHIO, December 15, 2004 . . . Robbins & Myers, Inc. (NYSE:RBN) announced today its financial results for first quarter of fiscal 2005, ended November 30, 2004. For the first quarter of fiscal 2005, the Company reported a loss per share of $0.18, including restructuring expenses of $0.22 per share, or income of $0.04 per share on a pre-restructuring basis.

Fiscal 2005 first quarter sales of $132.5 million were consistent with the first quarter of fiscal 2004. Foreign currency exchange rates, principally the euro, favorably impacted first quarter sales. On a constant dollar basis, sales declined $4.9 million in the current quarter when compared with the prior year first quarter. EBIT was negative $0.1 million in the first quarter of fiscal 2005 and was $7.2 million in the same period of fiscal 2004. Restructuring expenses of $5.0 million and reduced sales volume were reasons for the profit decline. The fiscal 2005 first quarter net loss was $2.5 million versus net income of $2.1 million in the comparable prior year period. The diluted loss per share was $0.18 in the first quarter of fiscal 2005 and diluted net income per share was $0.15 in the prior year’s first quarter.

Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc., stated, “Our performance for the quarter was substantially in line with expectations. During the quarter, we made significant progress on the previously announced restructuring of our Pharmaceutical segment. We closed two plants in Italy, transferred inventory and equipment to other Robbins & Myers operating facilities, exited a small unprofitable drive systems business located within our Pfaudler Germany facility, reduced headcount by an additional 122 people, and have detailed plans to close one plant in Mexico by the end of this calendar year. These actions resulted in $5.0 million of restructuring expenses, primarily for severance, during the first quarter fiscal 2005. Cost savings of $0.9 million associated with the restructuring program in the first quarter will continue to grow throughout the 2005 fiscal year. Our current estimate of total restructuring expense for the fiscal 2005 year is now $7.7 million, or $0.33 per share, up from our previous estimate of $7.0 million primarily because of the strength of the euro.”

The Pharmaceutical segment experienced a currency adjusted sales decline of $10.7 million, or 13.7%. This segment has been in a two year slowdown due to ongoing consolidation in the pharmaceutical and chemical processing markets. The encouraging news is that first quarter 2005 orders are up both year over year and on a sequential basis. The backlog has improved as the Company enters the second quarter of fiscal 2005.

The Energy segment’s first quarter sales and EBIT were strong and increased by 21.0% and 24.8%, respectively, compared with the first quarter of the prior year. The outlook for the Energy segment remains positive due to the price of oil, drilling rig count and anticipated increases in maintenance capital spending during 2005.

First quarter fiscal 2005 revenue of the Industrial segment improved by 4.6% compared to prior year. EBIT was slightly lower than the prior year due to increases in health care costs and lower margins due to a higher volume of project business. Both orders and backlog in this segment remain about the same as in the first quarter of the prior year.

Mr. Wallace commented, “We will continue to remain focused on achieving the benefits of the restructuring program announced earlier. Our earnings guidance for the year of $1.00-$1.15 per share pre-restructuring remains unchanged. Earnings for the second quarter should be in the range of $0.13-$0.18 per share pre-restructuring.”

In this release the Company refers to various non-GAAP measures. Earnings and earnings per share excluding special items are non-GAAP financial measures. The Company believes these measures are helpful to investors in assessing the Company’s ongoing performance of its underlying businesses before the impact of special items on its financial performance. In addition, these non-GAAP measures provide a comparison to our previously announced earnings guidance which excluded these special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows:

	Three Months Ended
	November 30,	November 30,
(in thousands, except per share data)	2004	2003

Net (loss) income	$(2,545)	$2,139

Plus special items, net of tax:
Inventory write-offs included in cost of sales	465	0
Pharmaceutical segment restructuring charges	2,662	0

Net Income before special items	$582	$2,139

Diluted earnings per share	$(0.18)	$0.15

Plus special items:
Inventory write-offs included in cost of sales	0.03	0.00
Pharmaceutical segment restructuring charges	0.19	0.00

Diluted earnings per share before special items	$0.04	$0.15

Conference Call & Web Cast

Robbins & Myers, Inc. has scheduled a conference call and webcast for 11:00 a.m., EST on Thursday, December 16, 2004, to review the quarter results. Interested Investors should go to the Company’s website at www.robbinsmyers.com approximately ten minutes prior to the start of the call and follow the instructions to view the web cast presentation. Replays will be available at the website for 30 days and a telephonic replay will be available for 24 hours beginning at 1:00 p.m. EST by dialing 800-642-1687 and entering ID # 2460392.

Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio the Company maintains manufacturing facilities in 15 countries.

In addition to historical information, this release contains forward-looking statements, identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, the impacts of Sarbanes-Oxley section 404 procedures, work stoppages related to union negotiations, customer order cancellations, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, the ability of the Company to realize the benefits of its restructuring program in its Pharmaceutical Segment and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

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ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	November 30, 2004	August 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$11,083	$8,640
Accounts receivable	124,284	128,571
Inventories	122,530	107,478
Other current assets	7,876	7,794
Deferred taxes	7,789	7,901
Assets held for sale	5,898	0

Total Current Assets	279,460	260,384

Goodwill & Other Intangible Assets	335,882	322,935
Other Assets	8,843	10,216
Property, Plant & Equipment	138,770	139,707

	$762,955	$733,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$56,153	$61,540
Accrued expenses	93,649	93,035
Current portion of long-term debt	15,892	8,333

Total Current Liabilities	165,694	162,908

Long-Term Debt — Less Current Portion	181,675	173,369
Deferred Taxes	4,081	4,329
Other Long-Term Liabilities	93,440	89,524
Shareholders’ Equity	318,065	303,112

	$762,955	$733,242

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands, except per share data)	2004	2003
Sales	$132,455	$132,482
Cost of sales	90,748	89,016

Gross profit	41,707	43,466
SG&A expenses	36,970	35,660
Amortization expense	595	621
Other	4,225	0

Income before interest and income taxes	(83)	7,185

Interest expense	3,539	3,698

(Loss) Income before income taxes and minority interest	(3,622)	3,487

Income tax (benefit ) expense	(1,340)	1,220

Minority interest	263	128

Net (loss) income	$(2,545)	$2,139

Net (Loss) Income Per Share:
Basic	$(0.18)	$0.15
Diluted	$(0.18)	$0.15

Weighted Average Common Shares Outstanding:
Basic	14,532	14,441
Diluted	16,338	16,272

Orders	$156,104	$142,701

Backlog	$137,703	$121,593

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended
	November 30,		November 30,
(in thousands)	2004		2003
Sales
Pharmaceutical	$71,337		$77,910
Industrial	31,293		29,922
Energy	29,825		24,650

Total	$132,455		$132,482

Income Before Interest and Income Taxes (EBIT)
Pharmaceutical	$(5,818	)(1)	$2,209
Industrial	2,001		2,205
Energy	7,280		5,832
Corporate and Eliminations	(3,546)		(3,061)

Total	$(83)		$7,185

Depreciation and Amortization
Pharmaceutical	$2,350		$2,607
Industrial	1,096		1,262
Energy	1,261		1,337
Corporate and Eliminations	398		385

Total	$5,105		$5,591

Orders
Pharmaceutical	$92,442		$85,833
Industrial	29,925		30,580
Energy	33,737		26,288

Total	$156,104		$142,701

Backlog Pharmaceutical	$106,855		$94,698
Industrial	21,625		22,626
Energy	9,223		4,269

Total	$137,703		$121,593

(1)	Includes $4,963,000 of costs related to the restructuring of our Romaco and Reactor Systems businesses.

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.